Exhibit 8.1

Private and Confidential

ING Groep N.V.

Bijlmerdreef 106

1102 CT AMSTERDAM

25 August 2020

Reference:     30131148/T187/ELI/SWO/RVE/APE

Subject:	ING Groep N.V. – Registration Statement on Form F-3 with the Securities and Exchange Commission on the date hereof

Dear Sir/Madam,

PricewaterhouseCoopers Belastingadviseurs N.V. (“PwC”) has acted as tax counsel to ING Groep N.V. (the “Issuer”) in connection with the registration statement on form F-3, filed by the Issuer (“Registration Statement”) under the Securities Act of 1933 (the “Act”) of Debt Securities, Capital Securities and ordinary shares.

PwC hereby confirms to you its opinion as set forth in the Registration Statement in (A) the sub-section of the Prospectus captioned “Taxation—Material Tax Consequences of Owning Our Debt Securities—Netherlands Taxation” and (B) the sub-section of the Prospectus captioned “Taxation—Material Tax Consequences of Owning American Depositary Shares—Netherlands Taxation” is correct in all material respects.

PwC hereby consents to the use of its name in, and the filing of this letter as an exhibit to, the Registration Statement. In giving such consent, PwC does not admit that it is in the category of persons whose consent is required under Section 7 of the Act.

Yours sincerely,

PricewaterhouseCoopers Belastingadviseurs N.V.

/s/ E.M.A. van der Linden	/s/ S. Wolvers